Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET  CORPORATION  FIRST QUARTER

EARNINGS PER SHARE $0.63

MINNEAPOLIS, May 15, 2006 -- Target Corporation today reported net earnings for the first quarter ended April 29, 2006 of $554 million, or 63 cents per share, compared with $494 million, or 55 cents per share in the first quarter ended April 30, 2005. All earnings per share figures refer to diluted earnings per share.

“We are pleased with our first quarter results,” said Bob Ulrich, chairman and chief executive officer of Target Corporation, “and believe they reflect our continued success in delighting our guests with the right combination of innovation, design and value. Our performance underlies our confidence that we will continue to generate profitable market share growth and reinforces our belief in our ability to achieve a mid-teen percentage increase in EPS for the full year 2006.”

Total revenues in the first quarter increased 12.1 percent to $12.863 billion from $11.477 billion in 2005, driven by a 5.1 percent increase in comparable store sales combined with the contribution from new store expansion and our credit card operations. (Total revenues include retail sales and net credit card revenues. Comparable-store sales are sales from stores open longer than one year.)

Earnings before interest and income taxes (EBIT) in the first quarter of 2006 increased 12.2 percent, in line with revenue growth, to $1.017 billion, compared with $907 million in the first quarter a year ago. Key contributors to this EBIT growth included more rapid profit growth in our credit card operations and the benefit of a non-recurring $28 million pre-tax adjustment to depreciation and amortization, partially offset by unfavorable expense rate performance. The company’s gross margin rate was also slightly unfavorable to the prior year. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense for the quarter increased $20 million compared with first quarter 2005 primarily due to higher average debt balances.

The contribution from the company’s credit card operations to first quarter earnings before taxes (EBT), net of the allocated interest expense to fund our average accounts receivable, was $162 million, an increase of $60 million, or 59.5 percent, from the same period in 2005. This favorability is attributable to strong growth in net interest income and the near-term benefit to our bad debt expense of the 2005 federal bankruptcy legislation.

--more --

TARGET CORPORATION

Other Factors

The company’s effective income tax rate for the first quarter was 37.5 percent in 2006 compared with 37.9 percent in 2005. For the full year, the effective income tax rate is expected to be between 38.0 and 38.5 percent.

In June 2004, the company announced a $3 billion share repurchase program, and in November 2005, the Board increased the share repurchase authorization by $2 billion to an aggregate $5 billion program. Under this program, the company repurchased $350 million of its common stock during the first quarter of 2006, acquiring 6.6 million shares at an average price of $53.11 per share. Program to-date, the company has acquired 58.1 million shares of its common stock at an average price per share of $48.54, reflecting a total investment of approximately $2.82 billion. The company expects to continue to execute this program primarily in open market transactions, subject to market conditions, and expects to complete the total program by year-end 2008, or sooner.

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today. Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 16, 2005. The replay number is (800) 642-1687 (passcode: 1291501).

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,418 Target stores in 47 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
(Millions, except per share data)	April 29	,	April 30	,	%
(Unaudited)	2006		2005		Change

Sales	$12,493		$11,171		11.8%
Net credit card revenues	370		306		21.0

Total revenues	12,863		11,477		12.1

Cost of sales	8,473		7,556		12.1
Selling, general and administrative expenses	2,879		2,495		15.3
Credit card expenses	160		179		(10.2)
Depreciation and amortization	334		340		(1.6)

Earnings before interest expense and income taxes	1,017		907		12.2

Net interest expense	131		111		18.7

Earnings before income taxes	886		796		11.3

Provision for income taxes	332		302		10.1

Net earnings	$554		$494		12.0%

Basic earnings per share	$0.64		$0.56		14.1%

Diluted earnings per share	$0.63		$0.55		14.0%

Weighted average common shares outstanding
Basic	870.7		887.0
Diluted	877.6		893.5

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions)	April 29	,	April 30	,
(Unaudited)	2006		2005

ASSETS

Cash and cash equivalents	$989		$1,152

Accounts receivable, net	5,368		4,857

Inventory	6,030		5,407

Other current assets	1,169		1,039

Total current assets	13,556		12,455

Property and equipment, net	19,614		17,328

Other non-current assets	1,579		1,512

Total assets	$34,749		$31,295

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Accounts payable	$5,707		$5,110

Current portion of long-term debt and notes payable	1,254		4

Other current liabilities	2,747		2,059

Total current liabilities	9,708		7,173

Long-term debt	8,596		9,005

Deferred income taxes	804		973

Other non-current liabilities	1,271		1,097

Shareholders’ investment	14,370		13,047

Total liabilities and shareholders’ investment	$34,749		$31,295

Common shares outstanding	868.3		883.4

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION	Thirteen Weeks Ended
(Millions)	April 29 ,	April 30 ,
(Unaudited)	2006	2005

OPERATING ACTIVITIES
Net earnings	$554	$494
Reconciliation to cash flow:
Depreciation and amortization	334	340
Share-based compensation expense	20	30
Deferred income taxes	(62)	-
Bad debt provision	88	106
Loss on disposal of property and equipment, net	15	6
Other non-cash items affecting earnings	4	13
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	99	90
Inventory	(192)	(23)
Other current assets	88	151
Other non-current assets	11	(2)
Accounts payable	(561)	(669)
Accrued liabilities	(61)	(93)
Income taxes payable	190	163
Other	-	(6)
Cash flow provided by operations	527	600

INVESTING ACTIVITIES
Expenditures for property and equipment	(884)	(717)
Proceeds from disposal of property and equipment	5	4
Change in accounts receivable originated at third parties	110	16
Other	(10)	-
Cash flow required for investing activities	(779)	(697)

FINANCING ACTIVITIES
Reductions of long-term debt	-	(511)
Dividends paid	(87)	(71)
Repurchase of stock	(350)	(450)
Stock option exercises	24	36
Share-based compensation tax benefit	6	-
Cash flow required for financing activities	(407)	(996)

Net decrease in cash and cash equivalents	(659)	(1,093)

Cash and cash equivalents at beginning of period	1,648	2,245
Cash and cash equivalents at end of period	$989	$1,152

(Millions)

(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE-STORE SALES

Retail square feet in thousands; reflects total square feet less office, distribution center and vacant space.

	Number of Stores		Retail Square Feet
	April 29, 2006	April 30, 2005	April 29, 2006	April 30, 2005	% Change
Target General Merchandise Stores	1,259	1,189	152,996	143,288	6.8%
SuperTarget Stores	159	141	28,117	24,936	12.8
Total	1,418	1,330	181,113	168,224	7.7%

	Thirteen Weeks Ended
	April 29, 2006	April 30, 2005
Comparable-Store Sales	5.1%	6.2%

CREDIT CARD CONTRIBUTION TO EBT

	Thirteen Weeks Ended
	April 29, 2006	April 30, 2005
Revenues
Finance charges	$259	$205
Interest expense (a)	(63)	(40)
Net interest income	196	165

Late fees and other revenues	80	74
Merchant fees
Intracompany	15	15
Third-party	31	27
Non-interest income	126	116

Expenses
Bad debt	88	106
Operations and marketing	72	73
Total expenses	160	179
Credit card contribution to EBT	$162	$102

As a percent of average receivables (annualized)	10.9%	7.6%

Net interest margin (annualized) (b)	13.2%	12.4%

RECEIVABLES

Period-end receivables	$5,844	$5,251
Average receivables	$5,930	$5,322
Accounts with three or more payments past due as a percent of period-end receivables	3.0%	3.0%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowance at beginning of period	$451	$387
Bad debt provision	88	106
Net write-offs	(63)	(99)
Allowance at end of period	$476	$394

As a percent of period-end receivables	8.1%	7.5%

Net write-offs as a percent of average receivables (annualized)	4.3%	7.4%

(a)  Represents an allocation of consolidated interest expense based on estimated funding costs for average net accounts receivable and other financial services assets.

(b)  Net interest income divided by average accounts receivable.

PR-4